Exhibit 10.43

December 24, 2012

Mr. Ronald E. Hermance, Jr.

4634 Carlton Dunes 2

Fernandina Beach, FL 32034

Dear Ron:

We are pleased to advise you that, based on projections regarding the pre-tax core earnings level of Hudson City Savings Bank (the “Bank”) for the year 2012, the Board of Directors of the Bank (the “Board”) has conditionally approved a 2012 annual bonus for you in the amount of two million dollars ($2,000,000). Your 2012 annual bonus will be paid to you by December 31, 2012, subject to claw-back as described below in the event that the Bank’s actual pre-tax core earnings are later determined not to meet or exceed the threshold, and conditioned on your timely countersignature and return of this letter, evidencing your agreement to its terms, no later than December 27, 2012 by noon (“Response Deadline”).

As you are aware, Hudson City Bancorp, Inc. (the “Company”) has entered into an Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012 (the “Merger Agreement”). The purpose of this letter is to comply with certain provisions of the Merger Agreement regarding bonuses and the treatment of your equity compensation and otherwise to confirm our respective rights and obligations to each other with respect to the transactions contemplated by the Merger Agreement (the “Merger”).

1.	Equity Compensation.

(a)        Stock Options.  You agree and confirm that the attached equity statement sets forth a complete list of all options to purchase common stock of Hudson City Bancorp, Inc. outstanding to you under any stock option plan of the Company as of the date of this letter (the “Options”). You further agree that, in the event of the consummation of the Merger, such of your Options as remain outstanding at the Effective Time (used here within the meaning of the Merger Agreement) will be converted into options to purchase shares of common stock of M&T Bank Corporation in the manner provided in section 2.5 of the Merger Agreement.

(b)        Deferred Stock Units.  You agree and confirm that the attached equity statement sets forth a complete list of all deferred stock units outstanding to you under any equity compensation plan of the Company as of the date of this letter (the “DSUs”). You further agree that, in the event of the consummation of the Merger, such of your DSUs as remain outstanding but not vested at the Effective Time (within the meaning of the Merger Agreement) will become vested as follows:

(i)        a portion of each of your DSUs granted prior to August 27, 2012 and outstanding as of the Effective Time shall vest in an amount determined by

WEST 80 CENTURY ROAD  ¿  PARAMUS, NJ 07652-1478  ¿  201.967.1900

multiplying (x) the number of units underlying such DSU (taking into account any actual or deemed performance level thereunder) by (y) a fraction, the numerator of which is the number of days that have elapsed during the DSU’s performance measurement period through the Effective Time and the denominator of which is the total number of days in the DSU’s performance measurement period; and

(ii)        the remainder of your DSUs will vest in accordance with the terms of the applicable Award Notice.

The settlement date of your DSUs will be determined according to the provisions of the applicable Award Notice, provided that any DSUs that remain outstanding after the Effective Time that do not vest pursuant to section 1(b)(i) above will be settled in shares of M&T Bank Corporation. To this end, the Award Notice for your DSUs in hereby amended to include a new section 4(d) which shall read in its entirety as follows:

(d)        Notwithstanding anything to the contrary in section 4(a) above, If a Change in Control occurs prior to the Settlement Date as a result of the consummation of the transactions contemplated in the Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012 (the “Merger Agreement”), then any and each Awarded Unit that is not vested pursuant to section 2.7(a)(i)(A) of the Merger Agreement will be converted into a right to receive a number of shares of the common stock, par value $0.50 per share, of M&T Bank Corporation (“M&T Shares”) equal to the “Exchange Ratio” (within the meaning of the Merger Agreement) as of the time of such consummation, and any subsequent settlement of any such Awarded Units as adjusted shall be made in M&T Shares. From the date of any such conversion through the settlement of such Awarded Units, Section 3(b) shall be read for the purpose of such Awarded Units by replacing the term “Share” with the term “M&T Share”.

You acknowledge that, in accordance with section 13 of the Award Notice for each DSU, the provisions of the Award Notice regarding the Settlement Date prevail over any contrary language in the Merger Agreement or the plan under which such DSUs have been granted.

(c)        No Other Equity Compensation.    You agree and confirm that, except for the Options and the DSUs and any other compensation settled in or measured the value of shares of the common stock of Hudson City Bancorp, Inc. (“Shares”) under the Benefit Maintenance Plan of Hudson City Savings Bank or the Officers’ Deferred Compensation Plan of Hudson City Bancorp, Inc., there are no equity compensation awards of any type outstanding to you under the Company’s Amended and Restated 2011 Stock Incentive Plan, 2006 Stock Incentive Plan, 2000 Stock Option Plan or 2000 Recognition and Retention Plan or any other non-qualified equity compensation plan of the Company or the Bank.

2.          Employment Agreements.    You agree and confirm that you are party to an Amended and Restated Employment Agreement, made and entered into as of July 13, 1999 and amended and restated as of June 7, 2005 and again as of December 1, 2008, with each of the Company (the “Company Agreement”) and the Bank (the “Bank Agreement”). You further agree with the Bank that the Bank Agreement is hereby amended, and agree with the Company that the Company Agreement is hereby amended, in each case as follows:

(a)        Section 12(b)(iii) of each of the Company Agreement and the Bank Agreement is amended to include the following language at the end thereof:

Notwithstanding anything in this agreement to the contrary, for purposes of calculating the Bonus Severance Payment under this Section 12(b)(iii): (A) the annual bonus paid or declared for the year 2012 shall be considered only to the extent that it does not exceed one million six hundred eighty thousand dollars ($1,680,000), which is the target level established for such bonus.

(b)        Section 12(b)(v) of each of the Company Agreement and the Bank Agreement is amended to include the following language at the end thereof:

Notwithstanding anything in this agreement to the contrary, for purposes of calculating the Defined Contribution Severance Payment under this Section 12(b)(v) for any termination on or after the effective date of a Change in Control in connection with which the Company or the Bank has agreed to the termination of any tax-qualified leveraged employee stock ownership plan maintained by the Company or the Bank, the fair market value of the additional shares of employer securities or other property that would have been allocated to the Executive’s account as a result of employer contributions or dividends under such plan and the corresponding allocations under any related non-tax-qualified supplemental plan maintained by the Company or the Bank shall be considered to be zero (0).

(c)        Each of the Company Agreement and the Bank Agreement is amended to delete in their entirety sections 12(b)(vi) (regarding stock options) and 12(b)(vii) (regarding restricted stock awards) and replaced with “[Reserved]”.

3.          Benefit Maintenance Plan.  You acknowledge and agree that: (a) effective as of the effective time of the transactions contemplated by the Merger Agreement (the “Effective Time”) any account maintained for you pursuant to section 3.1, 3.2, 4.1 and/or 4.2 of the Benefit Maintenance Plan of Hudson City Savings Bank in relation to the Employee Stock Ownership Plan of Hudson City Savings Bank (your rights under those sections, the “ESOP Benefit”) will be increased by a number of stock units determined under the formula “SU × N / ES”, where “SU” is the number of stock units comprising your account under the ESOP Benefit immediately prior to the Effective Time, “N” is the number of additional Shares allocated to your account under the Employee Stock Ownership Plan of Hudson City Savings Bank (the “ESOP”) as of the Effective Time as a result of the repayment in full of the securities acquisition loans then outstanding and “ES” is the number of Shares allocated to your ESOP account immediately prior to the allocation of such additional Shares; and (b) the additional stock units so allocated will be valued, at the time of payment of your ESOP Benefit, based on the average of the closing sales price for Shares (prior to the Effective Time) or for the common stock, par value $0.50 per share, of M&T Bank Corporation multiplied by the Exchange Ratio (within the meaning of the Merger Agreement) (after the Effective Time) for the last business day for each of the twelve calendar

quarters to end immediately preceding [payment | your separation from service]. You further acknowledge and agree that such additional stock units are in full settlement of any rights that you may have to any increase in the number of stock units that comprise your ESOP Benefit in connection with your retirement and/or the consummation of the transactions contemplated by the Merger Agreement.

4.          Clawback.  The Compensation Committee of the Board has certified that the pretax core earnings target for 2012 required for the authorization of annual incentive payments has been achieved based on (a) management’s computation of cumulative pre-tax core earnings for 2012 as of December 11, 2012; (b) management’s representation that such computation of pretax core earnings includes accruals for all expenses through the end of 2012 that would be taken into account in computing pre-tax core earnings for 2012 and that no other expense accruals, other than such as may be required for subsequent unforeseen and extraordinary items that would not affect the computation of core earnings, will be made or required under generally accepted accounting principles for 2012; and (c) management’s representation that the computation of pretax core earnings presented is, therefore, the minimum pre-tax core earnings that will be achieved for 2012. The Compensation Committee shall review the Bank’s performance with respect to its pre-tax core earnings for 2012, and provide you with written notice of its determination in that regard, within the first ninety (90) days of the calendar year 2013. In the event that the Board determines at that time that the Bank’s actual pre-tax core earnings for 2012 did not meet or exceed the threshold for your 2012 annual bonus, you shall be required to repay, and hereby promise to repay, to the Bank the full amount of such bonus within thirty (30) days from the date of such notice, in cash or such other form of payment as may be acceptable to the Board of Directors of the Bank.

You acknowledge and agree that, to the full extent necessary to give effect to the provision of this letter, each and every agreement, plan document, award agreement or other instrument to which you, the Bank and/or the Company are parties (including but not limited to the Bank Agreement, the Company Agreement and the Benefit Maintenance Plan) is hereby amended to reflect the relevant provision hereof.

The provisions of this letter shall take effect when signed by you, the Bank and the Company; however, in the event that the transactions contemplated by the Merger Agreement are not consummated and the Merger Agreement is terminated, following such termination, the provisions of this letter shall cease to be of further force or effect, other than those provisions regarding award of your 2012 annual bonus, including the potential for clawback of such bonus.

We appreciate your cooperation in this matter and your continued dedication to Hudson City. If the terms of this letter are acceptable to you, kindly indicate your agreement by signing where indicated below and returning it to the attention of Christopher Nettleton, to be received no later than the Response Deadline.

Sincerely,

HUDSON CITY BANCORP, INC.
By:
Name: J. Christopher Nettleton
Title: Senior Vice President and Human Resource Officer

HUDSON CITY SAVINGS BANK
By:
Name: J. Christopher Nettleton
Title: Senior Vice President and Human Resource Officer

Acknowledged and Agreed to:

Ronald E. Hermance, Jr.

Date: 12/26/12

For Internal Use Only:

Received on: 12/27/12

Authorized Signature

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